Exhibit F-1(f)




                          April 3, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

           In connection with (a) the Application-Declaration on Form U-1, as amended (File No. 70-9141) (the "Application-Declaration"), filed by Entergy Louisiana, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), contemplating, among other things, the issuance and sale by the Company of one or more new series of First Mortgage Bonds of the Company, (b) the orders of the Commission dated March 12, 1998 and March 26, 2002 (collectively, the "Orders") with respect to the effectiveness of the Application-Declaration and the issuance and sale of such First Mortgage Bonds, and (c) the issuance and sale by the Company on March 27, 2002 of $150,000,000 in aggregate principal amount of its First Mortgage Bonds, 7.60% Series due April 1, 2032 (the "Bonds"), I am of the opinion that:

           (1) the Company is a corporation duly organized and validly existing under the laws of the State of Louisiana;

           (2)  the issuance and sale of the Bonds have been
     consummated   in   accordance  with  the   Application-
     Declaration and the Orders;

           (3) all state laws that relate or are applicable to the issuance and sale of the Bonds (other than so-called "blue sky" or similar laws, with respect to which I express no opinion herein) have been complied with;

           (4) the Bonds are valid and binding obligations of the Company enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, or other similar laws affecting enforcement of mortgagees' and other creditors' rights generally and general principles of equity; and

           (5) the consummation of the issuance and sale of the Bonds has not violated the legal rights of the holders of any securities issued by the Company.


           I am a member of the bar of the State of Louisiana and do not hold myself out as an expert on the laws of any other jurisdiction.

           I consent to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24 under PUHCA to be filed by the Company with the Commission in connection with the issuance and sale of the Bonds.

                              Very truly yours,



                              /s/  Mark G. Otts
                              Mark G. Otts
                              Senior Counsel
                              Corporate and Securities